UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 31, 2012

Date of Report (Date of earliest event reported)

BCM ENERGY PARTNERS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-53176	47-0948014
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation)		No.)

5005 Riverway, Suite 350
Houston, TX	77056
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (713) 623-2003

301 St. Charles, Floor 3, New Orleans, LA 70130
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

(a)	Purchase Agreement; Convertible Promissory Note; and Assignment, Bill of Sale and Conveyance

On August 2, 2012, BCM Energy Partners, Inc. (the “Company”) entered into a Purchase Agreement (the “Purchase Agreement”) with ET-LA, LLC (the “Seller”) under which the Company bought 99 oil wells and associated leases described in the Purchase Agreement. The property acquired consists of nine leases covering approximately 400 gross acres in Caddo Parish, Louisiana and includes all wells, production facilities and related equipment (the “Property”). The purchase price consisted of $405,000 in cash and a Convertible Promissory Note made payable by the Company to the Seller in the original principal amount of $2,313,000 (the “Convertible Note”). The Purchase Agreement grants to the Seller the right to nominate one person to serve on the Company’s Board of Directors so long as the Seller is the beneficial owner within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 of at least 10% of the Company’s outstanding capital stock.

The Convertible Note bears interest at the annual rate of 8%, compounded monthly, and is payable on May 31, 2014 (the “Maturity Date”). The Company’s obligations under the Convertible Note are unsecured. The principal of and accrued interest under the Convertible Note are convertible into shares of the Company’s common stock at the “Conversion Price” at the option of the Seller before the Maturity Date or automatically upon the occurrence of an “Automatic Conversion Event.” An “Automatic Conversion Event” consists of an underwritten public offering of the Company’s common stock under the Securities Act of 1933 raising gross proceeds of at least $5,000,000. The “Conversion Price” is the lesser of $2.90 or 80% of the price at which the Company sells its common stock in a public offering in connection with an Automatic Conversion Event. The Conversion Price is proportionately adjusted upon a stock split, reverse stock split, or other subdivision or recombination of the Company’s common stock. Under the Convertible Note, the Company has granted to the Seller “piggyback” registration rights if the Company registers its securities, with certain exceptions.

On August 1, 2012, as contemplated by Article 7 of the Purchase Agreement, and with the Seller’s prior consent, the Company assigned to BCM Energy Louisiana, LLC (“BCMEL”) the Property pursuant to the Assignment, Bill of Sale and Conveyance (the “Assignment”). The Company currently owns 37.1% of the membership interests of BCMEL, as described below in the section entitled “Amendment of Existing Promissory Note and Limited Liability Agreement.” In consideration for the Assignment of the Property to BCMEL, BCMEL paid to the Company $405,000 in cash and forgave all liabilities owed by the Company to BCMEL.

This description of the Purchase Agreement, the Convertible Note and the Assignment is qualified in its entirety by reference to the copies of the Purchase Agreement, the Convertible Note and the Assignment, which the Company intends to file as exhibits to an amendment to this Current Report on Form 8-K or its periodic report filed with the Securities and Exchange Commission.

Amendment of Existing Promissory Note and Limited Liability Agreement

As described in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, on June 22, 2011, University Oil Field Oil, LLC (“UFO”), which is a subsidiary of Worthmore Capital L.L.C., and the Company had agreed to amend and restate the original promissory note dated May 26, 2011 made payable by the Company to UFO. The Amended and Restated Note dated June 22, 2011 (“UFO Amended Note”) increased the original principal amount to $1,525,000 to include additional funds loaned by UFO to the Company. Also on June 22, 2011, BCMEL amended its Limited Liability Agreement with a provision that required full repayment of the UFO Amended Note by August 22, 2011 so that the Company could regain ownership of the 51% membership interest in BCMEL then owned by UFO. The Company then owned a 49% membership interest in BCMEL. On July 31, 2012, the Company and UFO agreed to restructure the UFO Amended Note with the Second Amended and Restated Promissory Note dated July 31, 2012 in the original principal amount of $1,525,000 (the “UFO Note”) upon the following terms and conditions: the UFO Note has a repayment term of 36 months with a maturity date of July 31, 2015, bears interest at the annual rate of 8%, and is secured by an interest in University Field, as described in the current loan documents.

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The foregoing description of the UFO Note is qualified in its entirety by reference to the copy of the UFO Note, which the Company intends to file as an exhibit to an amendment to this Current Report on Form 8-K or its periodic report field with the Securities and Exchange Commission.

On July 2, 2012, BCMEL amended its Limited Liability Agreement to provide for, among other things, the creation of common membership interests (the “Common Interests”) and preferred membership interests (the “Preferred Interests”) in BCMEL. Beginning on July 18, 2012, it issued the preferred interests to three investors in BCMEL in exchange for an aggregate investment of $1,500,000 and admitted them as members, after which the Company has a 37.2% membership interest consisting of a Common Interest, UFO has a 38.8% membership interest consisting of a Common Interest, and the three investors together have a 24.0% membership interest consisting of Preferred Interests.

Section 2 – Financial Information

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

(a)	As described in Item 1.01 under the heading “Purchase Agreement; Convertible Promissory Note; and Assignment, Bill of Sale and Conveyance,” on August 1, 2012, the Company issued the Convertible Promissory Note to the Seller, and the information set forth therein is incorporated by reference into this Item 2.03(a).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BCM ENERGY PARTNERS, INC.

Date: August 10, 2012	By:	/s/ David M. Beach
	Name:	David M. Beach
	Title:	President, Chief Executive Officer and Chief Financial Officer

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